Exhibit 10.38

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

May 7, 2007

Dr. Charles Link

NewLink Genetics Corporation

Suite 3900

2901 South Loop Drive

Ames, IA 50010 USA

Re:                               Letter of Intent for a Cooperative Research and Development Agreement #02166 NCI Principal Investigators: Drs. Sherry S. Ansher, Lee Jia and Howard Streicher Collaborator Investigators: Drs. Charles Link and Nicholas Vahanian

Title:                     Preclinical and Clinical Development of 1-Methyl [d]-tryptophan as an Anticancer Agent

Dear Dr. Link:

It is my understanding that a cooperative research and development project between the parties referenced below is being considered. Accordingly, until the formal Cooperative Research and Development Agreement (CRADA) is reviewed by the CRADA Subcommittee and approved by the Director, National Cancer Institute (NCI), this Letter is offered to permit the joint research to commence. However, in the case of human clinical trials which are a part of the subject CRADA, the parties agree that all such trials which may begin prior to the execution of the formal CRADA shall be preceded by the appropriate regulatory approvals (U.S. Food and Drug Administration IND approval or international equivalents thereof).

It is acknowledged by the parties below that cooperative research pursuant to the Research Plan, attached as Appendix A, will be conducted informally by the NCI Principal Investigators and Collaborator pending formal approval of the CRADA. It is further acknowledged that patentable inventions may be made by NCI employees and employees of the Collaborator. Pursuant to its authority under the Federal Technology Transfer Act of 1986, as amended, NCI agrees that should this CRADA be approved, it will have retroactive effect to the date that the last party has executed this Letter for any inventions that may be made under this Research Plan. NCI further agrees that should this CRADA be approved it will have retroactive effect to the date that the last party has executed this Letter for confidentiality obligations specified in the NIH Model CRADA. The Model CRADA for Extramural-PHS Clinical Research (2005) provisions for the protection of proprietary information are incorporated in this Letter by reference and are considered controlling during the period of informal joint research. These provisions include, but are not limited to Articles 2.0 and 8. The Model CRADA for Extramural-PHS Clinical Research (2005) is attached as Appendix B and the CTEP Exceptions or Modifications to this CRADA (6/27/06) is attached as Appendix C.

You understand, however, that this Letter is not a commitment on the part of either party to enter into a CRADA. Further, this Letter is effective for a term not to exceed six (6) months. The six month term may be extended, provided the CRADA is under active negotiation and the collaborative research is continuing. Assuming that the necessary approvals are forthcoming, we look forward to a successful collaboration.

Sincerely,

/s/ Kathleen Carroll for
Karen Maurey, M.S.
Chief, Technology Transfer Center, NCI

AGREED AND ACCEPTED:

National Cancer Institute	NewLink Genetics Corporation

/s/Anna D. Barker	/s/ Charles Link
Anna D. Barker, Ph.D.
Deputy Director

05/14/07	05/23/07
Date	Date

Attachments:	Appendix A - Letter of Intent Research Plan
Appendix B - Model CRADA for Extramural-PHS Clinical Research (2005)
Appendix C - CTEP Exceptions or Modifications to this CRADA (6/27/06)

Appendix A

Letter of Intent Research Plan

Letter of Intent for Proposed CRADA #2166

APPENDIX A: LETTER OF INTENT RESEARCH PLAN

Pre-Clinical and Clinical Development of 1-Methyl-[d]-Tryptophan as an Anti-Cancer
Agent

National Cancer Institute (NCI) Investigators:

Dr. Sherry Ansher

Dr. Lee Jia

Dr. Howard Streicher

NewLink Genetics Corporation Investigators:

Dr. Charles Link

Dr. Nicholas Vahanian

Term of Proposed CRADA:

Four (4) years from the date of CRADA execution

1.         RESEARCH GOALS OF PROPOSED CRADA

The overall goal of this proposed CRADA is to collaborate with NewLink Genetics Corporation (hereafter NewLink) on the pre-clinical and clinical development of 1-methyl-D-tryptophan (also known as 1MT, NSC721782, or Investigational Agent) for the treatment of cancers that overexpress indoleamine 2,3-dioxygenase (IDO) and other cancers in which IDO plays a critical immunological role.

The Division of Cancer Treatment and Diagnosis (DCTD), NCI and NewLink will both provide resources and expertise for the pre-clinical development of 1MT and will work together towards the successful clinical development of 1MT as a safe and effective novel pharmaceutical compound. The DCTD will provide expertise in designing, implementing and monitoring Phase 0, Phase 1 and Phase 2 clinical trials through its intramural and extramural clinical trials network. Additionally, the DCTD will work jointly with NewLink to obtain all the necessary regulatory approval by the U.S. Food and Drug Administration (FDA) for 1MT as an anti-cancer agent. NewLink will provide expertise in the development, formulation and production of 1MT. The Parties will work together in the design, implementation and monitoring of the clinical trials planned under this CRADA as well as all regulatory aspects and New Drug Application (NDA) filings as necessary for marketing approval for 1MT as an anti-cancer agent.

2.             SCIENTIFIC BACKGROUND

The enzyme IDO catalyzes tryptophan degradation. IDO can be a potent effector of immunosuppression and of tolerance induction in certain settings; for example, expression of IDO in the placenta maintains maternal tolerance towards the fetus. Tumors create a state of immunologic unresponsiveness (tolerance) toward their own antigens, which allows tumors to escape the host’s immune system. This also imposes a barrier to effective anti-tumor immunotherapy. One molecular mechanism contributing to this tolerance is expression of the immunosuppressive enzyme IDO, leading to inhibition of T-cell response.

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Expression of IDO by human and mouse antigen-presenting cells inhibits T cell mediated immune responses in vitro and in vivo. Tumor cells transfected with IDO become immunosuppressive in vivo, and expression of IDO has been reported in tumor cells from a variety of human tumors. IDO is also expressed by a population of host antigen-presenting cells (dendritic cells) found in tumor-draining lymph nodes of melanoma, breast cancer, and a variety of other tumors, which may act to create tolerance to tumor antigens. Therefore, IDO may be a primary molecular target for cancer immunotherapy and inhibition of the IDO pathway may assist in breaking tumor tolerance.

Studies have shown that the small-molecule 1MT possesses immune-enhancing activity by inhibiting IDO in a variety of animal models. 1MT can inhibit IDO enzyme activity in vitro and can prevent IDO-mediated immunosuppression in vivo. 1MT has also been shown to be synergistic with a number of commonly used chemotherapeutic agents. Thus, 1MT may potentially be used as a novel immune modulator in cancer immunotherapy.

3.         PRE-CLINICAL DEVELOPMENT OF 1MT

1MT was originally submitted to the NCI’s Rapid Access to Intervention Development (RAID) program by Dr. David Munn, Medical College of Georgia, and Dr. Scott Antonia, H. Lee Moffitt Cancer Center, and the application was approved by NCI in April 2001. Based upon promising in vitro and in vivo data, 1MT was then reviewed by the NCI’s Drug Development Group (DDG) and was approved by the DDG in December 2003 for further pre-clinical development at DDG level IIA. In January 2006 the DDG approved 1MT at level IIB/III to start IND-directed toxicology studies and to subsequently enter into NCI sponsored clinical trials. In October 2005, University of Georgia granted NewLink a worldwide, exclusive license to patents covering therapeutic uses of 1MT as an immunomodulator for any and all medical applications.

The following sections summarize the pre-clinical studies conducted by the NCI prior to this CRADA Letter of Intent.

[*]

4.         BACKGROUND OF THE COLLABORATOR

NewLink is a biopharmaceutical company applying innovative techniques in cancer biology to produce new diagnostic and therapeutic agents for cancer patients. NewLink is privately held and was incorporated in June 1999. The core of NewLink is a Cancer Vaccine Development Division that exists to accelerate the deployment of oncology pharmaceuticals, including HyperAcuteTM Vaccines, into clinical testing and commercialization. NewLink has recently acquired a worldwide, exclusive license to patents covering therapeutic uses of 1MT as [*] for [*], and its OncoRx Division undertakes the development 1MT. 1MT is envisioned as [*] and as an adjuvant therapy for use in combination with immuno-modulating therapies for the purpose of enhancing the effects of the immuno-modulating therapy. NewLink expects to start 1MT Phase 1 and Phase 2 clinical trials in [*], subject to the filing of one or more NewLink-sponsored INDs to support such studies.

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5.         DETAILED DESCRIPTION OF THE RESEARCH PLAN

The Division of Cancer Treatment and Diagnosis (DCTD), NCI and NewLink are interested in the evaluation of 1MT in a pre-clinical and clinical development program that includes various tumor types that over-express IDO and other cancers in which IDO plays a critical immunological role. The pre-clinical work will include IND-directed toxicology studies and formulation studies. In addition, if NCI deems it necessary, NCI may conduct pre-clinical research aimed at enhancing the understanding of the mechanism of action of 1MT and its targets and optimizing its clinical development program. NCI’s work may also include such activities as the development of assays to detect target modulation, biomarker studies, and pharmacodynamic analyses performed in conjunction with the DCTD-sponsored clinical studies. DCTD will sponsor 1MT Phase 0, Phase 1 and Phase 2 clinical trials that will help determine the safety, efficacy and the potential spectrum of 1MT’s anti-tumor activity. DCTD and NewLink are also interested in evaluating 1MT in combination with other novel investigational agents or cancer therapeutics such as vaccines, chemotherapy and radiation therapy in clinical trials.

6.         RESPECTIVE CONTRIBUTIONS OF THE PARTIES

A.        Joint Responsibilities

1.                           Steering Committee and Communication Plan

A Steering Committee will be employed by the Parties to exchange information and data and to discuss and to plan the proposed and ongoing clinical research. The Steering Committee shall be composed of the CRADA Principal Investigators from NCI and NewLink. In addition, other NCI and NewLink staff with expertise in toxicology, pharmacology, pharmaceutical development, project management and other disciplines as pertinent to the current development stage of the Investigational Agent at the time of a meeting may participate in the meetings of the Steering Committee. Both Parties shall report regularly to the Steering Committee on the progress of the clinical research and development efforts covered by this CRADA, will review the current progress, and will make any required decisions. The routes of communication, format of written minutes, etc. will be determined at the Steering Committee meetings and will be driven by the needs of the project. The Parties have been meeting regularly prior to the execution of this CRADA Letter of Intent, and will continue to do so.

The Steering Committee will function under the oversight of Co-Chairs, one from NCI and one from the Collaborator. NCI’s Steering Committee Co-Chair will be appointed by the DCTD Division Director and report to the DCTD Division Director or his or her designee. Steering Committee meeting minutes summarizing all key decisions and issues under discussion will be provided to all the Steering Committee members and to the DCTD Division Director within [*] of each meeting. Steering Committee decisions will be made [*].

2.                           DCTD’s preclinical and ancillary studies shall be conducted [*], as per [*].

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3.                           The DCTD and NewLink will explore the clinical utility of 1MT for various cancers. As sensitive tumor types are identified, it will be important to develop combinations of 1MT and other active anti-cancer agents and to compare 1MT and 1MT combinations with standard therapy for these tumor types. Adjuvant studies may be important in diseases where 1MT has activity and where there is a high risk of recurrence following initial primary therapy.

4.                           Both Parties shall collaborate in the collection and analysis of data generated under the Research Plan.

5.                           Both Parties will work closely together to ensure that the pre-clinical and clinical studies move forward expeditiously.

6.                           Subject to the obligations of the Parties to maintain the data under this CRADA as confidential and proprietary, the Parties may publicly disclose the results of their research under the circumstances set forth in the model CRADA.

7.                           When pre-clinical studies and/or a CRADA clinical protocol involves either [*] or involves [*], the NCI, NewLink [*] will jointly determine a reasonable and appropriate mechanism for intellectual property and data access and sharing prior to initiation of the pre-clinical studies and/or the clinical trial.

8.                           For activities conducted pursuant to this CRADA in the United States of America, both Parties agree to comply with all appropriate DHHS regulations relating to Human Subjects Use, all U.S. Department of Agriculture regulations, and all Public Health Service policies relating to the use and care of laboratory animals. For activities conducted pursuant to this CRADA outside of the United States of America, both Parties shall conduct such in accordance with GLPs and all applicable rules, regulations and statutes, both local and national, governing such activity in that country.

9.                           The Parties acknowledge that [*] means any [*] that is either readily usable as a [*] or is [*] that will be useful to [*] in developing [*] (rather than useful [*] or [*]). A [*] may simultaneously be a [*] and be the essence of a [*], or [*] (or an integral component of such [*]). For the purposes of this CRADA, [*] shall include, but not be limited to, a [*]. If NewLink elects to request [*] that is a [*], such [*] will ensure, as appropriate for the circumstances, that (a) the [*] will undertake to make the [*] on a [*] to [*] for [*] under [*], such [*], or (b) [*] the right to make the [*] on a [*] to [*] for [*] purposes under [*].

B.                        NewLink Responsibilities

1.                           Following execution of the CRADA, NewLink will provide [*] funding for pre-clinical studies including the IND-directed toxicity studies and formulation studies which will be conducted by [*]. The exact amount of funding and the payment schedule will be agreed upon and addressed in an Appendix B to the executed CRADA.

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2.                           Following CRADA execution, NewLink will be responsible for the [*] cost of GMP-grade 1MT in current [*] inventories manufactured to support pre-clinical studies, NCI-sponsored [*] clinical trials, and NewLink-sponsored [*] clinical trials. The exact amount of funding and the payment schedule will be agreed upon and addressed in an Appendix B to the executed CRADA.

If additional formulated 1MT is required for clinical studies under this CRADA Research Plan, NewLink will be responsible for the provision and costs of such extra supply of formulated and acceptably labeled 1MT. NewLink may elect to produce bulk 1MT and formulated 1MT through contractors other than established [*] contractors in order to obtain the most competitive pricing. NewLink will then be responsible for subsequent payment of such contractors, and [*] will have no obligations with respect to such contractors. If NewLink elects to perform any portion of this CRADA Research Plan through a contractor or consultant, NewLink shall incorporate into such contracts all provisions necessary to ensure that the work of the contractor or consultant is governed by the terms of the CRADA, including, but not limited to, a provision for the assignment of inventions of the contractor or consultant to NewLink; such inventions shall be deemed [*] of NewLink. In addition, NewLink will ensure that any contractor or consultant is obligated to maintain [*] Confidential Information regarding 1MT manufacturing and formulation in confidence at least to the extent provided for by the terms of the CRADA.

Following the use of [*] supplies of 1MT, NewLink will provide 1MT to [*] for use by [*] in [*] studies, studies designed to [*] of 1MT, and other studies relevant to the development of 1MT as provided in the Research Plan.

3.                           NewLink will prepare and submit to the FDA an Investigational New Drug Application (IND) for NewLink sponsored clinical studies of 1MT, which will cross-reference the DCTD IND.

4.                           NewLink agrees to permit DCTD to supply formulated 1MT for all clinical trials set forth in this CRADA. This includes:

•                  Provision of appropriately packaged and labeled 1MT for all NCI-sponsored clinical studies;

•                  Supply of 1MT for compassionate use, as described in the NCI Investigator Handbook; and

•                  Supply of 1MT for, and any resources necessary for the management of, Group C distribution, as described in the NCI Investigator Handbook. Group C distribution shall be initiated if such action is justified by clinical results and is feasible based on adequate 1MT supply, such that NewLink’s NDA efforts are not negatively impacted.

NewLink agrees to supply 1MT, or to provide unformulated analytical grade 1MT or metabolites, if available, to DCTD for DCTD to provide to DCTD intramural and extramural investigators for the development of analytical assays or ancillary

5

correlative studies conducted in conjunction with DCTD-approved protocols. NewLink also agrees to provide 1MT for distribution for pre-clinical studies designed to enhance the basic understanding and development of 1MT. These will include pre-clinical studies designed to support clinical trials in [*]; pre-clinical [*] studies to provide data in support of a clinical trial; and other pertinent requests.

5.                           Upon CRADA execution, NewLink will provide resources for data collection and management, beyond that normally carried out by the DCTD as set forth in the CRADA for CTEP-sponsored studies, if NewLink desires such data collection and management. This would include the collection of the data required to submit an NDA to the FDA.

6.                           Upon CRADA execution, NewLink may provide funds for partial support of the DCTD-sponsored clinical trials and IND.

7.                           Upon CRADA execution, NewLink will provide funds for travel by DCTD staff to attend meetings sponsored by NewLink concerning 1MT clinical trials, such funds not to exceed [*] per year of the term of the CRADA.

8.                           NewLink intends and will use reasonable efforts to prepare and submit an NDA to the FDA expeditiously when justified by clinical studies, with the object of obtaining pharmaceutical regulatory approval for the commercial marketing of 1MT.

9.                           NewLink may sponsor its own clinical trials using 1MT. Such Collaborator-sponsored trials are outside the scope of this CRADA. For these clinical trials, NewLink will maintain possession and control of the clinical trial results. NewLink will permit DCTD to review and use the results for DCTD-sponsored clinical trials which are under the CRADA.

10.                     NewLink will update DCTD on the progress of its preclinical studies of 1MT to help ensure optimal experimental designs and avoid duplication.

C.                        NCI Responsibilities

I.                             Division of Cancer Treatment and Diagnosis, NCI

1.                           DCTD will develop and implement its preclinical/pharmacodynamic program for 1MT. DCTD also may conduct [*] studies to [*] 1MT. DCTD will update Collaborator regarding progress and findings to help ensure optimal experimental designs and avoid duplication.

2.                           DCTD will conduct [*] studies in [*], and [*] studies using existing supplies of 1MT. As stated in B(l) above, upon execution of the CRADA, NewLink will be responsible for partial costs associated with such studies.

3.                           DCTD will provide GMP-grade 1MT for [*] Phase 0 clinical studies, initial [*] Phase 1 clinical studies, and [*] Phase 1 clinical trials. As stated in [*], upon execution of

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the CRADA, [*] will be responsible for the costs associated with the drug production for such clinical studies.

4.                           The DCTD, as sponsor, will prepare and submit to the FDA an IND for 1MT for NCI-sponsored clinical studies. DCTD will permit NewLink to participate in DCTD’s IND preparation process.

5.                           The DCTD will collaborate solely with NewLink for 1MT development, and will assist NewLink in all aspects of the regulatory approval process, so long as NewLink is pursuing clinical development of 1MT.

6.                           To the extent permitted by law, the DCTD will maintain the DCTD-sponsored IND, including protocols and other supporting information relative to 1MT as an anti-cancer agent in DCTD’s possession and control, as proprietary and confidential, and make it available exclusively to NewLink. The DCTD will permit NewLink to review, cross-reference and use the IND in conducting clinical trials and in fulfilling all of the requirements necessary for obtaining FDA approval to market 1MT as an anti-cancer agent.

7.                           To the extent permitted by law, the DCTD will maintain the clinical data, results and raw data from all new studies developed under this proposed CRADA in its possession and control, as proprietary and confidential, and make them available exclusively to NewLink for use in obtaining approval for the commercial marketing of 1MT as an anti-cancer agent, so long as NewLink is pursuing commercial development for 1MT.

8.                           The DCTD will solicit protocol Letters of Intent (LOI) from the investigators in the DCTD’s clinical trials network as appropriate.

The Protocol Review Committee (PRC), of the DCTD, will:

•            Evaluate the rationale of each LOI received at the DCTD;

•            Review the LOIs for study design, including dose, schedule and comparison groups, if relevant, in order to address any pertinent scientific questions;

•            Examine the characteristics of the patient population to be studied;

•            Assess the feasibility of the projected accrual, including the ability of each investigator to accrue the appropriate patient population in a timely manner;

•            Review competing studies of the investigator in the specified disease(s);

•            Provide investigator(s) with consensus review(s) of the PRC’s evaluation to be used to revise the protocol;

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•            Provide a copy of the consensus review to NewLink. All CTEP approved clinical LOIs will be sent by NCI to NewLink. NewLink will provide NCI with its approval or disapproval within [*] of receiving the CTEP approved clinical LOIs. Only LOIs that have been approved by both the PRC and NewLink will lead to the submission of full study protocols.

The protocols received from investigators in response to the fully approved LOIs will be reviewed and evaluated by the PRC and by NewLink. The PRC will:

•            Evaluate each protocol from agent, disease, statistical and regulatory perspectives in order to ensure that the study design that was approved by the PRC at the LOI stage is carried out.

•            Provide each clinical research protocol received by DCTD to NewLink for review and comment approximately [*] before it is reviewed by the PRC of CTEP. Comments from NewLink received by CTEP before the PRC meeting will be discussed by the PRC, will be given due consideration, and will be incorporated into the protocol, absent good cause. Comments from either NewLink or the CTEP staff that are agreed upon in the PRC meeting will be formatted as a consensus review, which is returned to the investigator for necessary and/or suggested changes before the protocol can be given final approval and submitted to the FDA. In addition, the PRC will review any correlative laboratory studies, solicited from investigators, to address cellular pharmacological and/or pharmacokinetics questions as necessary.

9.                           The DCTD will evaluate each of the active studies as they progress to ensure that the appropriate questions are being addressed and to ensure that the studies are modified as required based on the developing data. The DCTD will utilize its existing procedures and mechanisms to follow the clinical studies to ensure that all studies meet the pertinent FDA regulations.

II.                         Experimental Immunology Branch, Center for Cancer Research, NCI

[*] studies such as [*] in [*] will be conducted in the Experimental Immunology Branch under the direction of Dr. Gene Shearer.

7.         Intellectual Property of the Parties:

NCI Patents and Patent Applications: [*]

NewLink has obtained a worldwide, exclusive license to the following patents covering [*] for [*] from the University of Georgia.

[*]

In addition, a number of patent applications corresponding to the above patent applications and patents have been filed in countries other than the U.S.

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Appendix B

NIH Model CRADA for Extramural-PHS Clinical Research (version 2005)

PUBLIC HEALTH SERVICE

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT
FOR EXTRAMURAL-PHS CLINICAL RESEARCH

This Agreement is based on the model Cooperative Research and Development Agreement (“CRADA”) adopted by the U.S. Public Health Service (“PHS”) Technology Transfer Policy Board for use by components of the National Institutes of Health (“NIH”), the Centers for Disease Control and Prevention (“CDC”), and the Food and Drug Administration (“FDA”), which are agencies of the PHS within the Department of Health and Human Services (“HHS”).

This Cover Page identifies the Parties to this CRADA:

The U.S. Department of Health and Human Services, as represented by

[Insert the full name of the ICD]

an Institute, Center, or Division (hereinafter referred to as the “ICD”) of the

[INSERT as appropriate: NIH, CDC, or FDA]

and

[Insert Collaborator’s official name],

hereinafter referred to as the “Collaborator”,

having offices at [Insert Collaborator’s address],

created and operating under the laws of [Insert State of Incorporation].

PHS ECT-CRADA	Case Ref. No.	MODEL ADOPTED 2005

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT
FOR EXTRAMURAL-PHS CLINICAL RESEARCH

Article 1.               Introduction

This CRADA between ICD and Collaborator will be effective when signed by the Parties, which are identified on both the Cover Page and the Signature Page (page 22). The official contacts for the Parties are identified on the Contacts Information Page (page 23). Publicly available information regarding this CRADA appears on the Summary Page (page 24). The research and development activities that will be undertaken by ICD, ICD’s contractors or grantees, and Collaborator in the course of this CRADA are detailed in the Research Plan, attached as Appendix A. The staffing, funding, and materials contributions of the Parties are set forth in Appendix B. Any changes to the model CRADA are set forth in Appendix C.

Article 2.               Definitions

The terms listed in this Article will carry the meanings indicated throughout the CRADA. To the extent a definition of a term as provided in this Article is inconsistent with a corresponding definition in the applicable sections of either the United States Code (U.S.C.) or the Code of Federal Regulations (C.F.R.), the definition in the U.S.C. or C.F.R. will control.

“Adverse Drug Experience” or “ADE” means an Adverse Event associated with the use of the Test Article, that is, an event where there is a reasonable possibility that the Test Article may have caused the event (a relationship between the Test Article and the event cannot be ruled out), in accordance with the definitions of 21 C.F.R. Part 310, 305, or 312, or other applicable regulations.

“Adverse Event” or “AE” means any untoward medical occurrence in a Human Subject administered Test Article. An AE does not necessarily have a causal relationship with the Test Article, that is, it can be any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of the Test Article, whether or not it is related to it. See FDA Good Clinical Practice Guideline (International Conference on Harmonisation (ICH) E6: “Good Clinical Practice: Consolidated Guidance, 62 Federal Register 25, 691 (1997)).

“Affiliate” means any corporation or other business entity controlled by, controlling, or under common control with Collaborator at any time during the term of the CRADA. For this purpose, “control” means direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock or at least fifty percent (50%) interest in the income of the corporation or other business entity.

“Annual Report” means the report of progress of an IND-associated investigation that the Sponsor must submit to the FDA within sixty (60) days of the anniversary of the effective date of the IND (pursuant to 21 C.F.R. § 312.33).

“Background Invention” means an Invention conceived and first actually reduced to practice before the Effective Date.

“Clinical Data in ICD’s Possession and Control” means all Raw Data that ICD employees create directly; and all copies of Raw Data and Summary Data that ICD obtains from Clinical Investigators or contractors performing CRADA activities.

“Clinical Investigator” means, in accordance with 21 C.F.R. § 312.3, an individual who actually conducts a clinical investigation, that is, who directs the administration or dispensation of Test Article to a subject, and who assumes responsibility for studying Human Subjects, for recording and ensuring the integrity of research data, and for protecting the welfare and safety of Human Subjects.

“Clinical Research Site(s)” means the site(s) at which the Protocol(s) described in the Research Plan will be performed.

“Collaborator Materials” means all tangible materials not first produced in the performance of this CRADA that are owned or controlled by Collaborator and used in the performance of the Research Plan. The term “Collaborator Materials” does not include “Test Article” (defined below).

“Confidential Information” means confidential scientific, business, financial information, or Identifiable Private Information provided that Confidential Information does not include:

(a)   information that is publicly known or that is available from public sources;

(b)   information that has been made available by its owner to others without a confidentiality obligation;

(c)   information that is already known by the receiving Party, or information that is independently created or compiled by the receiving Party without reference to or use of the provided information; or

(d)   information that relates to potential hazards or cautionary warnings associated with the production, handling, or use of the subject matter of the Research Plan.

“Cooperative Research and Development Agreement” or “CRADA” means this Agreement, entered into pursuant to the Federal Technology Transfer Act of 1986, as amended (15 U.S.C. §§ 3710a et seq.), and Executive Order 12591 of April 10, 1987.

“CRADA Data” means information developed by or on behalf of the Parties in the performance of the Research Plan, excluding Raw Data.

“CRADA Materials” means all tangible materials first produced in the performance of the Research Plan other than CRADA Data.

“CRADA Principal Investigator(s)” or “CRADA PI(s)” means the person(s) designated by the Parties who will be responsible for the scientific and technical conduct of the Research Plan.

“CRADA Subject Invention” means any Invention of either or both Parties, conceived or first actually reduced to practice in the performance of the Research Plan.

“Drug Master File” or “DMF” is described in 21 C.F.R. Part 314.420. A DMF is a submission to the FDA that may be used to provide confidential detailed information about facilities, processes, or articles used in the manufacturing, processing, packaging, and storing of one or more human drugs.

“Effective Date” means the date of the last signature of the Parties executing this Agreement.

“Government” means the Government of the United States of America.

“Human Subject” means, in accordance with the definition in 45 C.F.R. § 46.102(f), a living individual about whom an investigator conducting research obtains:

(a)   data through intervention or interaction with the individual; or

(b)   Identifiable Private Information.

“ICD Materials” means all tangible materials not first produced in the performance of this CRADA that are owned or controlled by ICD and used in the performance of the Research Plan.

“IND” means an “Investigational New Drug Application,” filed in accordance with 21 C.F.R. Part 312 under which clinical investigation of an experimental drug or biologic (Test Article) is performed in Human Subjects in the United States or intended to support a United States licensing action.

“Identifiable Private Information” or “IPI” about a Human Subject means private information from which the identity of the subject is or may readily be ascertained. Regulations defining and governing this information include 45 C.F.R. Part 46 and 21 C.F.R. Part 50.

“Institutional Review Board” or “IRB” means, in accordance with 45 C.F.R. Part 46, 21 C.F.R. part 56, and other applicable regulations, an independent body comprising medical, scientific, and nonscientific members, whose responsibility is to ensure the protection of the rights, safety, and well-being of the Human Subjects involved in a study.

“Invention” means any invention or discovery that is or may be patentable or otherwise protected under Title 35 of the United States Code, or any novel variety of plant which is or may be protectable under the Plant Variety Protection Act, 7 U.S.C. §§ 2321 et seq.

“Investigator’s Brochure” means, in accordance with the definition in 21 C.F.R. § 312.23(a)(5), a document containing information about the Test Article, including animal screening, preclinical toxicology, and detailed pharmaceutical data, including a description of possible risks and side effects to be anticipated on the basis of prior experience with the drug or related drugs, and precautions, such as additional monitoring, to be taken as part of the investigational use of the drug.

“Patent Application” means an application for patent protection for a CRADA Subject Invention with the United States Patent and Trademark Office (“U.S.P.T.O.”) or the corresponding patent-issuing authority of another nation.

“Patent” means any issued United States patent, any international counterpart(s), and any corresponding grant(s) by a non-U.S. government in place of a patent.

“Placebo” means an inactive substance identical in appearance to the material being tested that is used to distinguish between drug action and suggestive effect of the material under study.

“Protocol” means the formal, detailed description of a study to be performed as provided for in the Research Plan. It describes the objective(s), design, methodology, statistical considerations, and organization of a trial. For the purposes of this CRADA, the term, Protocol, for clinical research involving Human Subjects, includes any and all associated documents, including informed consent forms, to be provided to Human Subjects and potential participants in the study.

“Raw Data” means the primary quantitative and empirical data first collected from experiments and clinical trials conducted within the scope of this CRADA.

“Research Plan” means the statement in Appendix A of the respective research and development commitments of the Parties. The Research Plan should describe the provisions for sponsoring the IND, clinical and safety monitoring, and data management.

“Sponsor” means, in accordance with the definition in 21 C.F.R. § 312.3, an organization or individual who assumes legal responsibility for supervising or overseeing clinical trials with Test Articles, and is sometimes referred to as the IND holder.

“Steering Committee” means the research and development team whose composition and responsibilities with regard to the research performed under this CRADA are described in Appendix A.

“Summary Data” means any extract or summary of the Raw Data, generated either by or, on behalf of, ICD or by, or on behalf of, Collaborator. Summary Data may include extracts or summaries that incorporate IPI.

“Test Article” means, in accordance with 21 C.F.R. § 50.3(j), any drug (including a biological product), medical device, food additive, color additive, electronic product, or any other article subject to regulation under the Federal Food, Drug, and Cosmetic Act that is intended for administration to humans or animals, including a drug or biologic as identified in the Research Plan and Appendix B, that is used within the scope of the Research Plan. The Test Article may also be referred to as Investigational Agent, Study Material, or Study Product.

Article 3.               Cooperative Research and Development

3.1           Performance of Research and Development. The research and development activities to be carried out under this CRADA will be performed by the Parties identified on the Cover Page, as well as ICD’s contractors or grantees as described in the Research Plan. However, ICD’s contractors or grantees are not Parties to the CRADA, and this CRADA does not grant to Collaborator any rights to Inventions made by ICD’s contractors or grantees. The CRADA PIs will be responsible for coordinating the scientific and technical conduct of this project on behalf of their employers. Any Collaborator employees who will work at ICD facilities will be required to sign a Guest Researcher or Special Volunteer Agreement appropriately modified in view of the terms of this CRADA.

3.2           Research Plan. The Parties recognize that the Research Plan describes the collaborative research and development activities they will undertake and that interim research goals set forth in the Research Plan are good faith guidelines. Should events occur that require modification of these goals, then by mutual agreement the Parties can modify them through an amendment, according to Paragraph 13.6.

3.3           Use and Disposition of Collaborator Materials and ICD Materials. The Parties agree to use Collaborator Materials and ICD Materials only in accordance with the Research Plan and Protocol(s), not to transfer these materials to third parties except in accordance with the Research Plan and Protocol(s) or as approved by the owning or providing Party, and, upon expiration or termination of the CRADA, to dispose of these materials as directed by the owning or providing Party.

3.4           Third-Party Rights in Collaborator’s CRADA Subject Inventions. If Collaborator has received (or will receive) support of any kind from a third party in exchange for rights in any of Collaborator’s CRADA Subject Inventions, Collaborator agrees to ensure that its obligations to the third party are both consistent with Articles 6 through 8 and subordinate to Article 7 of this CRADA.

3.5           Disclosures to ICD. Prior to execution of this CRADA, Collaborator agrees to disclose to ICD all instances in which outstanding royalties are due under a PHS license agreement and in which Collaborator had a PHS license terminated in accordance with 37 C.F.R. § 404.10. These disclosures will be treated as Confidential Information upon request by Collaborator in accordance with Paragraphs 2.4, 8.3, and 8.4.

3.6           Clinical Investigator Responsibilities. The Clinical Investigator will be required to submit, or to arrange for submission of, each Protocol associated with this CRADA to all appropriate IRBs, and for ensuring that the IRBs are notified of the role of Collaborator in the research. In addition to the Protocol all associated documents, including informational documents and advertisements, must be reviewed and approved by the appropriate IRB(s) before starting the research at each Clinical Research Site. The research will be done in strict accordance with the Protocol(s) and no substantive changes in a finalized Protocol will be made unless mutually agreed upon, in writing, by the Parties. Research will not commence (or will continue unchanged, if already in progress) until each substantive change to a Protocol, including those required by either the FDA or the IRB, has been integrated in a way acceptable to the Parties, submitted to the FDA (if applicable) and approved by the appropriate IRBs.

3.7           Investigational Applications.

3.7.1        If an IND is required either ICD or Collaborator, as indicated in the Research Plan, will submit an IND and all Clinical Investigators must have completed registration documents on file (1572 forms).

3.7.2        If ICD elects to file its own IND, Collaborator agrees to provide ICD background data and information necessary to support the IND. Collaborator further agrees to provide a letter of cross-reference to all pertinent regulatory filings sponsored by Collaborator. Collaborator’s employees will be reasonably available to respond to inquiries from the FDA regarding information and data contained in the Collaborator’s IND, DMF, other filings, or other information and data provided to ICD by the Collaborator pursuant to this Article 3. If ICD has provided information or data to assist Collaborator in its IND filing, ICD will provide a letter of cross reference to its IND and respond to inquiries related to information provided by ICD, as applicable.

3.7.3        If Collaborator supplies Confidential Information to ICD in support of an IND filed by ICD, this information will be protected in accordance with the corresponding confidentiality provisions of Article 8.

3.7.4        Collaborator may sponsor its own clinical trials and hold its own IND for studies performed outside the scope of this CRADA. These studies, however, should not adversely affect the ability to accomplish the goal of the Research Plan, for example, by competing for the same study population. All data from those clinical trials are proprietary to Collaborator for purposes of this CRADA.

3.8           Test Article Information and Supply. Collaborator agrees to provide ICD without charge and on a schedule that will ensure adequate and timely performance of the research, a sufficient quantity of formulated and acceptably labeled, clinical-grade Test Article (and, as required by the Protocol(s), Placebo) to complete the clinical trial(s) agreed to and approved under this CRADA. Collaborator will provide a Certificate of Analysis to ICD for each lot of the Test Article provided.

3.9           Test Article Delivery and Usage. Collaborator will ship the Test Article and, if required, Placebo to ICD or its designee in containers marked in accordance with 21 C.F.R. § 312.6. ICD agrees that the Clinical Investigators will keep appropriate records and take reasonable steps to ensure that the Test Article is used in accordance with the Protocol(s) and applicable FDA regulations. In addition, ICD agrees that the Test Article (and all Confidential Information supplied by Collaborator relating to the Test Article) will be used solely for the conduct of the CRADA research and development activities. Furthermore, ICD agrees that no analysis or modification of the Test Article will be performed without Collaborator’s prior written consent. At the completion of the Research Plan, any unused quantity of Test Article will be returned to Collaborator or disposed as directed by Collaborator. Pharmacy contacts at ICD or its designee will be determined by ICD and communicated to Collaborator.

3.10         Monitoring.

3.10.1    The Sponsor or its designee will be primarily responsible for monitoring clinical sites and for assuring the quality of all clinical data, unless otherwise stated in the Research Plan. Monitoring will comply with FDA Good Clinical Practice (International Conference on Harmonisation (ICH) E6: “Good Clinical Practice: Consolidated Guidance; 62 Federal Register 25, 691 (1997)). The other Party may also perform quality assurance oversight. The monitor will communicate significant Protocol violations and submit documentation of monitoring outcomes on Protocol insufficiencies to the other Party in a timely manner.

3.10.2    Subject to the restrictions in Article 8 concerning IPI, and with reasonable advance notice and at reasonable times, ICD will permit Collaborator or its designee(s) access to clinical site(s) to monitor the conduct of the research, as well as to audit source documents containing Raw Data, to the extent necessary to verify compliance with FDA Good Clinical Practice and the Protocol(s).

3.11         FDA Meetings/Communications. All meetings with the FDA concerning any clinical trial within the scope of the Research Plan will be discussed by Collaborator and ICD in advance. Each Party reserves the right to take part in setting the agenda for, to attend, and to participate in these meetings. The Sponsor will provide the other Party with copies of FDA meeting minutes, all transmittal letters for IND submissions, IND safety reports, formal questions and responses that have been submitted to the FDA, Annual Reports, and official FDA correspondence, pertaining either to the INDs under this CRADA or to the Clinical Investigators on Protocols performed in accordance with the Research Plan, except to the extent that those documents contain the proprietary information of a third party or dissemination is prohibited by law.

Article 4.               Reports

4.1           Interim Research and Development Reports. The CRADA PIs should exchange information regularly, in writing. This exchange may be accomplished through meeting minutes, detailed correspondence, circulation of draft manuscripts, Steering Committee reports, copies of Annual Reports and any other reports updating the progress of the CRADA research. However, the Parties must exchange updated Investigator’s Brochure, formulation and preclinical data, and toxicology findings, as they become available.

4.2           Final Research and Development Reports. The Parties will exchange final reports of their results within six (6) months after the expiration or termination of this CRADA. These reports will set forth the technical progress made; any publications arising from the research; and the existence of invention disclosures of potential CRADA Subject Inventions and/or any corresponding Patent Applications.

4.3           Fiscal Reports. If Collaborator has agreed to provide funding to ICD under this CRADA and upon the request of Collaborator, then concurrent with the exchange of final research and development reports according to Paragraph 4.2, ICD will submit to Collaborator a statement of all costs incurred by ICD for the CRADA. If the CRADA has been terminated, ICD will specify any costs incurred before the date of termination for which ICD has not received funds from

Collaborator, as well as for all reasonable termination costs including the cost of returning Collaborator property or removal of abandoned Collaborator property, for which Collaborator will be responsible.

4.4           Safety Reports. In accordance with FDA requirements, the Sponsor will establish and maintain records and submit safety reports to the FDA, as required by 21 C.F.R. § 312.32 and 21 C.F.R. 812.150(b)(1), or other applicable regulations. In the conduct of research under this CRADA, the Parties will comply with specific ICD guidelines and policies for reporting ADEs and AEs, as well as procedures specified in the Protocol(s). The Sponsor must provide the other Party with copies of all Safety Reports concurrently with their submission to the FDA, and with any other information affecting the safety of Human Subjects in research conducted under this CRADA.

4.5           Annual Reports. The Sponsor will provide the other Party a copy of the Annual Report concurrently with the submission of the Annual Report to the FDA. Annual Reports will be kept confidential in accordance with Article 8,

Article 5.               Staffing, Financial, and Materials Obligations

5.1           ICD and Collaborator Contributions. The contributions of any staff, funds, materials, and equipment by the Parties are set forth in Appendix B. The Federal Technology Transfer Act of 1986, 15 U.S.C. § 3710a(d)(1) prohibits ICD from providing funds to Collaborator for any research and development activities under this CRADA.

5.2           ICD Staffing. No ICD employees will devote 100% of their effort or time to the research and development activities under this CRADA. ICD will not use funds provided by Collaborator under this CRADA for ICD personnel to pay the salary of any permanent ICD employee. Although personnel hired by ICD using CRADA funds will focus principally on CRADA research and development activities, Collaborator acknowledges that these personnel may nonetheless make contributions to other research and development activities, and the activities will be outside the scope of this CRADA.

5.3           Collaborator Funding. Collaborator acknowledges that Government funds received by Collaborator from an agency of the Department of Health and Human Services may not be used to fund ICD under this CRADA. If Collaborator has agreed to provide funds to ICD then the payment schedule appears in Appendix B and Collaborator will make payments according to that schedule. If Collaborator fails to make any scheduled payment, ICD will not be obligated to perform any of the research and development activities specified herein or to take any other action required by this CRADA until the funds are received. ICD will use these funds exclusively for the purposes of this CRADA. Each Party will maintain separate and distinct current accounts, records, and other evidence supporting its financial obligations under this CRADA and, upon written request, will provide the other Party a Fiscal Report according to Paragraph 4.3, which delineates all payments made and all obligated expenses, along with the Final Research Report described in Paragraph 4.2.

5.4           Capital Equipment. Collaborator’s commitment, if any, to provide ICD with capital equipment to enable the research and development activities under the Research Plan appears in

Appendix B. If Collaborator transfers to ICD the capital equipment or provides funds for ICD to purchase it, then ICD will own the equipment. If Collaborator loans capital equipment to ICD for use during the CRADA, Collaborator will be responsible for paying all costs and fees associated with the transport, installation, maintenance, repair, removal, or disposal of the equipment, and ICD will not be liable for any damage to the equipment.

Article 6.               Intellectual Property

6.1           Ownership of CRADA Subject Inventions, CRADA Data, and CRADA Materials. Subject to the Government license described in Paragraph 7.5, the sharing requirements of Paragraph 8.1 and the regulatory filing requirements of Paragraph 8.2, the producing Party will retain sole ownership of and title to all CRADA Subject Inventions, all copies of CRADA Data, and all CRADA Materials produced solely by its employee(s). The Parties will own jointly all CRADA Subject Inventions invented jointly and all CRADA Materials developed jointly. A PHS contractor’s or grantee’s rights in data it generates will not be affected by this CRADA.

6.2           Reporting. The Parties will promptly report to each other in writing each CRADA Subject Invention reported by their respective personnel, and any Patent Applications filed thereon, resulting from the research and development activities conducted under this CRADA. Each Party will report all CRADA Subject Inventions to the other Party in sufficient detail to determine inventorship, which will be determined in accordance with U.S. patent law. These reports will be treated as Confidential Information in accordance with Article 8. Formal reports will be made by and to the Patenting and Licensing Offices identified on the Contacts Information Page herein.

6.3           Filing of Patent Applications. Each Party will make timely decisions regarding the filing of Patent Applications on the CRADA Subject Inventions made solely by its employee(s), and will notify the other Party in advance of filing. Collaborator will have the first opportunity to file a Patent Application on joint CRADA Subject Inventions and will notify PHS of its decision within sixty (60) days of an Invention being reported or at least thirty (30) days before any patent filing deadline, whichever occurs sooner. If Collaborator fails to notify PHS of its decision within that time period or notifies PHS of its decision not to file a Patent Application, then PHS has the right to file a Patent Application on the joint CRADA Subject Invention, Neither Party will be obligated to file a Patent Application. Collaborator will place the following statement in any Patent Application it files on a CRADA Subject Invention: “This invention was created in the performance of a Cooperative Research and Development Agreement with the [INSERT into Agency’s model as appropriate: National Institutes of Health, Food and Drug Administration, Centers for Disease Control and Prevention], an Agency of the Department of Health and Human Services. The Government of the United States has certain rights in this invention.” If either Party files a Patent Application on a joint CRADA Subject Invention, then the filing Party will include a statement within the Patent Application that clearly identifies the Parties and states that the joint CRADA Subject Invention was made under this CRADA.

6.4           Patent Expenses. Unless agreed otherwise, the Party filing a Patent Application will pay all preparation and filing expenses, prosecution fees, issuance fees, post issuance fees, patent maintenance fees, annuities, interference expenses, and attorneys’ fees for that Patent Application and any resulting Patent(s). If a license to any CRADA Subject Invention is granted to Collaborator, then Collaborator will be responsible for all expenses and fees, past and future, in connection with the preparation, filing, prosecution, and maintenance of any Patent Applications and Patents claiming exclusively licensed CRADA Subject Inventions and will be responsible for a pro-rated share, divided equally among all licensees, of those expenses and fees for non-exclusively licensed CRADA Subject Inventions. Collaborator may waive its exclusive option rights at any time, and incur no subsequent financial obligation for those Patent Application(s) or Patent(s).

6.5           Prosecution of Patent Applications. The Party filing a Patent Application will provide the non-filing Party with a copy of any official communication relating to prosecution of the Patent Application within thirty (30) days of transmission of the communication. Each Party will also provide the other Party with the power to inspect and make copies of all documents retained in the applicable Patent Application or Patent file. The Parties agree to consult with each other regarding the prosecution of Patent Applications directed to joint CRADA Subject Inventions. If Collaborator elects to file and prosecute Patent Applications on joint CRADA Subject Inventions, then Collaborator agrees to use the U.S.P.T.O. Customer Number Practice and/or grant PHS a power(s) of attorney (or equivalent) necessary to assure PHS access to its intellectual property rights in these Patent Applications. PHS and Collaborator will cooperate with each other to obtain necessary signatures on Patent Applications, assignments, or other documents.

Article 7.               Licensing

7.1           Background Inventions. Other than as specifically stated in this Article 7, nothing in this CRADA will be construed to grant any rights in one Party’s Background Invention(s) to the other Party, except to the extent necessary for the Parties to conduct the research and development activities described in the Research Plan.

7.2           Collaborator’s License Option to CRADA Subject Inventions. With respect to Government rights to any CRADA Subject Invention made solely by an ICD employee(s) or made jointly by an ICD employee(s) and a Collaborator employee(s) for which a Patent Application was filed, PHS hereby grants to Collaborator an exclusive option to elect an exclusive or nonexclusive commercialization license. The license will be substantially in the form of the appropriate model PHS license agreement and will fairly reflect the nature of the CRADA Subject Invention, the relative contributions of the Parties to the CRADA Subject Invention and the CRADA, a plan for the development and marketing of the CRADA Subject Invention, the risks incurred by Collaborator, and the costs of subsequent research and development needed to bring the CRADA Subject Invention to the marketplace. The field of use of the license will not exceed the scope of the Research Plan.

7.3           Exercise of Collaborator’s License Option. To exercise the option of Paragraph 7.2 Collaborator must submit a written notice to the PHS Patenting and Licensing Contact identified on the Contacts Information Page (and provide a copy to the ICD Contact for CRADA Notices) within three (3) months after either (i) Collaborator receives written notice from PHS that the Patent Application has been filed or (ii) the date on which Collaborator files the Patent Application. The written notice exercising this option will include a completed “Application for License to Public Health Service Inventions” and will initiate a negotiation period that expires nine (9) months after the exercise of the option. If PHS has not responded in writing to the last proposal by Collaborator within this nine (9) month period, the negotiation period will be extended to expire one (1) month after PHS so responds, during which month Collaborator may accept in writing the final license proposal of PHS. In the absence of Collaborator’s exercise of the option, or upon election of a nonexclusive license, PHS will be free to license the CRADA Subject Invention to others. These time periods may be extended at the sole discretion of PHS upon good cause shown in writing by Collaborator.

7.4           Government License in ICD Sole CRADA Subject Inventions and Joint CRADA Subject Inventions. Pursuant to 15 U.S.C. § 3710a(b)(1)(A), for CRADA Subject Inventions owned solely by ICD or jointly by ICD and Collaborator, and licensed pursuant to the option of Paragraph 7.2, Collaborator grants to the Government a nonexclusive, nontransferable, irrevocable, paid-up license to practice the CRADA Subject Invention or have the CRADA Subject Invention practiced throughout the world by or on behalf of the Government. In the exercise of this license, the Government will not publicly disclose trade secrets or commercial or financial information that is privileged or confidential within the meaning of 5 U.S.C. § 552(b)(4) or which would be considered privileged or confidential if it had been obtained from a non-federal party.

7.5           Government License in Collaborator Sole CRADA Subject Inventions. Pursuant to 15 U.S.C. § 3710a(b)(2), for CRADA Subject Inventions made solely by an employee of Collaborator, Collaborator grants to the Government a nonexclusive, nontransferable, irrevocable, paid-up license to practice the CRADA Subject Invention or have the CRADA Subject Invention practiced throughout the world by or on behalf of the Government for research or other Government purposes.

7.6           Third Party License. Pursuant to 15 U.S.C. § 3710a(b)(1)(B), if PHS grants Collaborator an exclusive license to a CRADA Subject Invention made solely by an ICD employee or jointly with a Collaborator employee, the Government will retain the right to require Collaborator to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive sublicense to use the CRADA Subject Invention in Collaborator’s licensed field of use on terms that are reasonable under the circumstances; or, if Collaborator fails to grant a license, to grant a license itself. The exercise of these rights by the Government will only be in exceptional circumstances and only if the Government determines (i) the action is necessary to meet health or safety needs that are not reasonably satisfied by Collaborator, (ii) the action is necessary to meet requirements for public use specified by federal regulations, and such requirements are not reasonably satisfied by Collaborator; or (iii) Collaborator has failed to comply with an agreement containing provisions described in 15 U.S.C. § 3710a(c)(4)(B). The determination made by the Government under this Paragraph is subject to administrative appeal and judicial review under 35 U.S.C. § 203(2).

7.7           Third-Party Rights In ICD Sole CRADA Subject Inventions. For a CRADA Subject Invention conceived prior to the Effective Date solely by an ICD employee that is first actually reduced to practice after the Effective Date in the performance of the Research Plan, the option offered to Collaborator in Paragraph 7.2 may be restricted if, prior to the Effective Date, PHS had filed a Patent Application and has either offered or granted a license in the CRADA Subject Invention to a third party. Collaborator nonetheless retains the right to apply for a license to any such CRADA Subject Invention in accordance with the terms and procedures of 35 U.S.C. § 209 and 37 C.F.R. Part 404.

7.8           Joint CRADA Subject Inventions Not Exclusively Licensed by Collaborator. If Collaborator does not acquire an exclusive commercialization license in a joint CRADA Subject Invention in all fields of use then, for those fields of use not exclusively licensed to Collaborator, each Party will have the right to use the joint CRADA Subject Invention and to license its use to others, and each Party will cooperate with the other, as necessary, to fulfill international licensing requirements. The Parties may agree to a joint licensing approach for any remaining fields of use.

Article 8.               Rights of Access and Publication

8.1           Right of Access to CRADA Data and CRADA Materials. ICD and Collaborator agree to exchange all CRADA Data and to share all CRADA Materials. If the CRADA is terminated, both Parties agree to provide CRADA Materials in quantities needed to complete the Research Plan. Such provision will occur before the termination date of the CRADA or sooner, if required by the Research Plan. If Collaborator possesses any human biological specimens from clinical trials under the CRADA, the specimens must be handled as described in the Protocol or as otherwise directed by ICD before the termination date of the CRADA.

8.2           Use of CRADA Data and CRADA Materials. The Parties will be free to utilize CRADA Data and CRADA Materials internally for their own purposes, consistent with their obligations under this CRADA. ICD may share CRADA Data or CRADA Materials with any contractors, grantees, or agents it has engaged to conduct the CRADA research and development activities, provided the obligations of this Article 8.2 are simultaneously conveyed. Collaborator may share CRADA Data or CRADA Materials with any contractors, Affiliates, or agents it has engaged to conduct the CRADA research and development activities, provided the obligations of this Article 8.2 are simultaneously conveyed.

8.2.1                        CRADA Data.

Collaborator and ICD will use reasonable efforts to keep CRADA Data confidential until published or until corresponding Patent Applications are filed. To the extent permitted by law, each Party will have the right to use any and all CRADA Data in and for any regulatory filing by or on behalf of the Party.

8.2.2                        CRADA Materials.

Collaborator and ICD will use reasonable efforts to keep descriptions of CRADA Materials confidential until published or until corresponding Patent Applications are filed. Collaborator acknowledges that the basic research mission of PHS includes sharing with third parties for further research those research resources made in whole or in part with NIH funding. Consistent with this mission and the tenets articulated in “Sharing of Biomedical Research Resources: Principles and Guidelines for Recipients of NIH Research Grants and Contracts,” December 1999, available at http://ott.od.nih.gov/NewPages/RTguide_final.html, following publication either Party may make available to third parties for further research those CRADA Materials made jointly by both PHS and Collaborator.

Notwithstanding the above, if those joint CRADA Materials are the subject of a pending Patent Application or a Patent, or were created using a patent-pending or patented material or technology, the Parties may agree to restrict distribution or freely distribute them. Either Party may distribute those CRADA Materials made solely by the other Party only upon written consent from that other Party or that other Party’s designee.

8.3           Confidential Information. Each Party agrees to limit its disclosure of Confidential Information to the amount necessary to carry out the Research Plan, and will place a confidentiality notice on all this information. A Party orally disclosing Confidential Information to the other Party will summarize the disclosure in writing and provide it to the other Party within fifteen (15) days of the disclosure. Each Party receiving Confidential Information agrees to use it only for the purposes described in the Research Plan. Either Party may object to the designation of information as Confidential Information by the other Party.

8.4           Protection of Confidential Information. Confidential Information will not be disclosed, copied, reproduced or otherwise made available to any other person or entity without the consent of the owning or providing Party except as required by a court or administrative body of competent jurisdiction, or federal law or regulation. Each Party agrees to use reasonable efforts to maintain the confidentiality of Confidential Information, which will in no instance be less effort than the Party uses to protect its own Confidential Information. Each Party agrees that a Party receiving Confidential Information will not be liable for the disclosure of that portion of the Confidential Information which, after notice to and consultation with the disclosing Party, the receiving Party determines may not be lawfully withheld, provided the disclosing Party has been given a reasonable opportunity to seek a court order to enjoin disclosure.

8.5           Human Subject Protection. The research to be conducted under this CRADA involves Human Subjects or human tissues within the meaning of 45 C.F.R. Part 46, and all research to be performed under this CRADA will conform to applicable federal laws and regulations. Additional information is available from the HHS Office for Human Research Protections (http://www.hhs.gov/ohrp/).

8.6           Duration of Confidentiality Obligation. The obligation to maintain the confidentiality of Confidential Information will expire at the earlier of the date when the information is no longer Confidential Information as defined in Paragraph 2.4 or three (3) years after the expiration or termination date of this CRADA, except for IPI, for which the obligation to maintain confidentiality will extend indefinitely. Collaborator may request an extension to this term when necessary to protect Confidential Information relating to products not yet commercialized.

8.7           Publication. The Parties are encouraged to make publicly available the results of their research and development activities. Before either Party submits a paper or abstract for publication or otherwise intends to publicly disclose information about a CRADA Subject Invention, CRADA Data, or CRADA Materials, the other Party will have thirty (30) days to review proposed manuscripts and three (3) days to review proposed abstracts to assure that Confidential Information is protected. Either Party may request in writing that the proposed publication or other disclosure be delayed for up to thirty (30) additional days as necessary to file a Patent Application.

8.8           Clinical Investigators’ Research and Development Activities. Although this CRADA does not grant to Collaborator any rights to Inventions made or Raw Data generated by ICD’s contractors or grantees, as they are not parties to this CRADA, ICD agrees that:

8.8.1        Subject to the other provisions of Article 8 of this CRADA, ICD will maintain, to the extent permitted by law, all Clinical Data in ICD’s Possession and Control as Confidential Information, and make them available to Collaborator for its own use and for exclusive use in obtaining regulatory approval for the commercial marketing of Test Article and related CRADA Subject Inventions.

8.8.2        With regard to Collaborator’s Confidential Information, ICD will require the Clinical Investigators to agree to confidentiality provisions at least as restrictive as those provided in this CRADA and to Collaborator’s use of data in accordance with Paragraph 8.8.1 for obtaining regulatory approval for marketing Test Article.

8.8.3        If Collaborator wants access to Raw Data or any other data in the possession of the Clinical Investigators working with Test Article, Collaborator must first contact the CRADA PI. Collaborator will bear any costs associated with Raw Data provided in formats customized for Collaborator.

8.8.4        Collaborator’s right to access Clinical Data in ICD’s Possession and Control under Paragraph 8.8 is dependent upon Collaborator’s continued development and commercialization of Investigational Agent. If Collaborator fails to continue development or commercialization of Investigational Agent without the transfer of its development efforts to another party within ninety (90) days of discontinuation, ICD has the right to make Clinical Data in ICD’s Possession and Control available to a third party.

Article 9.               Representations and Warranties

9.1           Representations of ICD. ICD hereby represents to Collaborator that:

9.1.1        ICD has the requisite power and authority to enter into this CRADA and to perform according to its terms, and that ICD’s official signing this CRADA has authority to do so.

9.1.2        To the best of its knowledge and belief, neither ICD nor any of its personnel involved in this CRADA is presently subject to debarment or suspension by any agency of the Government which would directly affect its performance of the CRADA. Should ICD or any of its personnel involved in this CRADA be debarred or suspended during the term of this CRADA, ICD will notify Collaborator within thirty (30) days of receipt of final notice.

9.2           Representations and Warranties of Collaborator. Collaborator hereby represents and warrants to ICD that:

9.2.1        Collaborator has the requisite power and authority to enter into this CRADA and to perform according to its terms, and that Collaborator’s official signing this CRADA has authority to do so.

9.2.2        Neither Collaborator nor any of its personnel involved in this CRADA, including Affiliates, agents, and contractors are presently subject to debarment or suspension by any agency of the Government. Should Collaborator or any of its personnel involved in this CRADA be debarred or suspended during the term of this CRADA, Collaborator will notify ICD within thirty (30) days of receipt of final notice.

9.2.3        Subject to Paragraph 12.3, and if and to the extent Collaborator has agreed to provide funding under Appendix B, Collaborator is financially able to satisfy these obligations in a timely manner.

9.2.4        The Test Article provided has been produced in accordance with the FDA’s current Good Manufacturing Practice set out in 21 C.F.R. §§ 210-211, and ICH QA7, and meets the specifications cited in the Certificate of Analysis and Investigator’s Brochure provided.

Article 10.            Expiration and Termination

10.1         Expiration. This CRADA will expire on the last date of the term set forth on the Summary Page. In no case will the term of this CRADA extend beyond the term indicated on the Summary Page unless it is extended in writing in accordance with Paragraph 13.6.

10.2         Termination by Mutual Consent. ICD and Collaborator may terminate this CRADA at any time by mutual written consent.

10.3         Unilateral Termination. Either ICD or Collaborator may unilaterally terminate this CRADA at any time by providing written notice at least sixty (60) days before the desired termination date. ICD may, at its option, retain funds transferred to ICD before unilateral termination by Collaborator for use in completing the Research Plan. If Collaborator terminates this Agreement before the completion of all approved or active Protocol(s), then Collaborator will supply enough Test Article (and Placebo, if applicable) to complete these Protocol(s) unless termination is for safety concerns.

10.4         Funding for ICD Personnel. If Collaborator has agreed to provide funding for ICD personnel and this CRADA is mutually or unilaterally terminated by Collaborator before its expiration, then Collaborator agrees that funds for that purpose will be available to ICD for a period of six (6) months after the termination date or until the expiration date of the CRADA, whichever occurs sooner. If there are insufficient funds to cover this expense, Collaborator agrees to pay the difference.

10.5         New Commitments. Neither Party will incur new expenses related to this CRADA after expiration, mutual termination, or a notice of a unilateral termination and will, to the extent feasible, cancel all outstanding commitments and contracts by the termination date. Collaborator acknowledges that ICD will have the authority to retain and expend any funds for up to one (1) year subsequent to the expiration or termination date to cover any unpaid costs obligated during the term of the CRADA in undertaking the research and development activities set forth in the Research Plan.

10.6         Collaborator Failure to Continue Development. If Collaborator suspends development of the Test Article without the transfer of its active development efforts, assets, and obligations to a third party within ninety (90) days of discontinuation, Collaborator agrees that ICD may continue developing the Test Article. In that event, the following will apply:

10.6.1      Collaborator agrees to transfer to ICD all information necessary to enable ICD to contract for the manufacture of the Test Article and, unless abandoned for reasons relating to safety as determined by the data safety monitoring board, to provide the Test Article (and Placebo, if any) in Collaborator’s inventory to ICD.

10.6.2      Further, Collaborator hereby grants to ICD a nonexclusive, irrevocable, world-wide, paid-up license to practice, or have practiced for or on behalf of the Government, any Background Invention that Collaborator may currently have or will obtain on the Test Article, its manufacture, or on any method of using the Test Article for the indication(s) described in the Research Plan, including the right to sublicense to third parties.

Article 11.            Disputes

11.1         Settlement. Any dispute arising under this CRADA which is not disposed of by agreement of the CRADA Principal Investigators will be submitted jointly to the signatories of this CRADA. If the signatories, or their designees, are unable to jointly resolve the dispute within thirty (30) days after notification thereof, the Assistant Secretary for Health (or his/her designee or successor) will propose a resolution. Nothing in this Paragraph will prevent any Party from pursuing any additional administrative remedies that may be available and, after exhaustion of such administrative remedies, pursuing all available judicial remedies.

11.2         Continuation of Work. Pending the resolution of any dispute or claim pursuant to this Article 11, the Parties agree that performance of all obligations will be pursued diligently.

Article 12.            Liability

12.1         NO WARRANTIES. EXCEPT AS SPECIFICALLY STATED IN ARTICLE 9, THE PARTIES MAKE NO EXPRESS OR IMPLIED WARRANTY AS TO ANY MATTER WHATSOEVER, INCLUDING THE CONDITIONS OF THE RESEARCH OR ANY INVENTION OR MATERIAL, WHETHER TANGIBLE OR INTANGIBLE, MADE OR DEVELOPED UNDER OR OUTSIDE THE SCOPE OF THIS CRADA, OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR ANY INVENTION OR MATERIAL, OR THAT A TECHNOLOGY UTILIZED BY A PARTY IN THE PERFORMANCE OF THE RESEARCH PLAN DOES NOT INFRINGE ANY THIRD-PARTY PATENT RIGHTS.

12.2         Indemnification and Liability. Collaborator agrees to hold the Government harmless and to indemnify the Government for all liabilities, demands, damages, expenses and losses arising out of the use by Collaborator for any purpose of the CRADA Data, CRADA Materials or CRADA Subject Inventions produced in whole or part by ICD employees under this CRADA, unless due to the negligence or willful misconduct of ICD, its employees, or agents. The Government has no statutory authority to indemnify Collaborator. Each Party otherwise will be liable for any claims or damages it incurs in connection with this CRADA, except that ICD, as an agency of the Government, assumes liability only to the extent provided under the Federal Tort Claims Act , 28 U.S.C. Chapter 171.

12.3         Force Majeure. Neither Party will be liable for any unforeseeable event beyond its reasonable control and not caused by its own fault or negligence, which causes the Party to be unable to perform its obligations under this CRADA, and which it has been unable to overcome by the exercise of due diligence. If a force majeure event occurs, the Party unable to perform will promptly notify the other Party. It will use its best efforts to resume performance as quickly as possible and will suspend performance only for such period of time as is necessary as a result of the force majeure event.

Article 13.            Miscellaneous

13.1         Governing Law. The construction, validity, performance and effect of this CRADA will be governed by U.S. federal law, as applied by the federal courts in the District of Columbia. If any provision in this CRADA conflicts with or is inconsistent with any U.S. federal law or regulation, then the U.S. federal law or regulation will preempt that provision.

13.2         Compliance with Law. ICD and Collaborator agree that they will comply with, and advise any contractors, grantees, or agents they have engaged to conduct the CRADA research and development activities to comply with, all applicable Executive Orders, statutes, and HHS regulations relating to research on human subjects (45 C.F.R. Part 46, 21 C.F.R. Parts 50 and 56) and relating to the appropriate care and use of laboratory animals (7 U.S.C. §§ 2131 et seq.; 9 C.F.R. Part 1, Subchapter A). ICD and Collaborator will advise any contractors, grantees, or agents they have engaged to conduct clinical trials for this CRADA that they must comply with all applicable federal regulations for the protection of Human Subjects, which may include the Standards for Privacy of Individually Identifiable Health Information set forth in 45 C.F.R. Part 164. Collaborator agrees to ensure that its employees, contractors, and agents who might have access to a “select agent or toxin” (as that term is defined in 42 C.F.R. §§ 73.4-73.5) transferred from ICD is properly licensed to receive the “select agent or toxin.”

13.3         Waivers. None of the provisions of this CRADA will be considered waived by any Party unless a waiver is given in writing to the other Party. The failure of a Party to insist upon strict performance of any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law, will not be deemed a waiver of any rights of any Party.

13.4         Headings. Titles and headings of the articles and paragraphs of this CRADA are for convenient reference only, do not form a part of this CRADA, and will in no way affect its interpretation.

13.5         Severability. The illegality or invalidity of any provisions of this CRADA will not impair, affect, or invalidate the other provisions of this CRADA.

13.6         Amendments. Minor modifications to the Research Plan may be made by the mutual written consent of the CRADA Principal Investigators. Substantial changes to the CRADA, extensions of the term, or any changes to Appendix C will become effective only upon a written amendment signed by the signatories to this CRADA or by their representatives duly authorized to execute an amendment. A change will be considered substantial if it directly expands the range of the potential CRADA Subject Inventions, alters the scope or field of any license option governed by Article 7, or requires a significant increase in the contribution of resources by either Party.

13.7         Assignment. Neither this CRADA nor any rights or obligations of any Party hereunder will be assigned or otherwise transferred by either Party without the prior written consent of the other Party. This CRADA will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

13.8         Notices. All notices pertaining to or required by this CRADA will be in writing, signed by an authorized representative of the notifying Party, and delivered by first class, registered, or certified mail, or by an express/overnight commercial delivery service, prepaid and properly addressed to the other Party at the address designated on the Contacts Information Page, or to any other address designated in writing by the other Party. Notices will be considered timely if received on or before the established deadline date or sent on or before the deadline date as verifiable by U.S. Postal Service postmark or dated receipt from a commercial carrier. Notices regarding the exercise of license options will be made pursuant to Paragraph 7.3. Either Party may change its address by notice given to the other Party in the manner set forth above.

13.9         Independent Contractors. The relationship of the Parties to this CRADA is that of independent contractors and not agents of each other or joint venturers or partners. Each Party will maintain sole and exclusive control over its personnel and operations.

13.10       Use of Name; Press Releases. By entering into this CRADA, the Government does not directly or indirectly endorse any product or service that is or will be provided, whether directly or indirectly related to either this CRADA or to any patent or other intellectual-property license or agreement that implements this CRADA by Collaborator, its successors, assignees, or licensees. Collaborator will not in any way state or imply that the Government or any of its organizational units or employees endorses any product or services. Each Party agrees to provide proposed press releases that reference or rely upon the work under this CRADA to the other Party for review and comment at least five (5) business days before publication. Either Party may disclose the Title and Abstract of the CRADA to the public without the approval of the other Party.

13.11       Reasonable Consent. Whenever a Party’s consent or permission is required under this CRADA, its consent or permission will not be unreasonably withheld.

13.12       Export Controls. Collaborator agrees to comply with U.S. export law and regulations. If Collaborator has a need to transfer any CRADA Materials made in whole or in part by ICD, or ICD Materials, or ICD’s Confidential Information to a person located in a country other than the United States, to an Affiliate organized under the laws of a country other than the United States, or to an employee of Collaborator in the United States who is not a citizen or permanent resident of the United States, Collaborator will acquire any and all necessary export licenses and other appropriate authorizations.

13.13       Entire Agreement. This CRADA constitutes the entire agreement between the Parties concerning the subject matter of this CRADA and supersedes any prior understanding or written or oral agreement.

13.14       Survivability. The provisions of Paragraphs 3.3, 3.4, 3.8, 4.2, 4.3, 5.3, 5.4, 6.1-9.2, 10.3-10.6, 11.1, 11.2, 12.1-12.3, 13.1-13.3, 13.7, 13.10 and 13.14 will survive the expiration or early termination of this CRADA.

SIGNATURES BEGIN ON THE NEXT PAGE

SIGNATURE PAGE

ACCEPTED AND AGREED

BY EXECUTING THIS AGREEMENT, EACH PARTY REPRESENTS THAT ALL STATEMENTS MADE HEREIN ARE TRUE, COMPLETE, AND ACCURATE TO THE BEST OF ITS KNOWLEDGE. COLLABORATOR ACKNOWLEDGES THAT IT MAY BE SUBJECT TO CRIMINAL, CIVIL, OR ADMINISTRATIVE PENALTIES FOR KNOWINGLY MAKING A FALSE, FICTITIOUS, OR FRAUDULENT STATEMENT OR CLAIM.

FOR ICD:

Signature	Date

Typed Name:
Title:

FOR COLLABORATOR:

Signature	Date

Typed Name:
Title:

CONTACTS INFORMATION PAGE

CRADA Notices

For ICD:	For Collaborator:

Patenting and Licensing

For ICD:	For Collaborator (if separate from above):

Division Director, Division of Technology
Development and Transfer

NIH Office of Technology Transfer

6011 Executive Boulevard, Suite 325

Rockville, Maryland 20852-3804

Tel: 301-496-7057

Fax: 301-402-0220

Delivery of Materials Identified In Appendix B (if any)

For ICD:	For Collaborator:

ICD Project Officer for Extramural Investigators

Name:
Branch:
Address:
Telephone:

SUMMARY PAGE

EITHER PARTY MAY, WITHOUT FURTHER CONSULTATION OR PERMISSION,
RELEASE THIS SUMMARY PAGE TO THE PUBLIC.

TITLE OF CRADA:

PHS [ICD] Component:
ICD CRADA Principal Investigator:

Collaborator:
Collaborator CRADA Principal Investigator:

Term of CRADA:	( ) years from the Effective Date

ABSTRACT OF THE RESEARCH PLAN:

Appendix C

CTEP Exceptions or Modifications to this CRADA (6/26/06)

Appendix C

Exceptions or Modifications to this CRADA

Additions and deletions within Articles of the extramural clinical trial CRADA appear as underline and strikeout, respectively.

“Test Article” means, in accordance with 21 C.F.R. § 50.3(j), any drug (including a biological product), medical device, food additive, color additive, electronic product, or any other article subject to regulation under the Federal Food, Drug, and Cosmetic Act that is intended for administration to humans or animals, including a drug or biologic as identified in the Research Plan and Appendix B, that is used within the scope of the Research Plan. The Test Article may also be referred to as Investigational Agent, Study Material, or Study Product. For this  Agreement, Investigational Agent means xxxxxxxxxxxx.

Add the following new sections to the Article 2. Definitions:

“Contract” means a Funding Agreement that is a research and development mechanism that provides that the contractor perform for the benefit of the Government, with an expectation of completion of the stated research goals and the delivery of a report, data, materials or other product. Generally, Contracts are administered under the Federal Acquisition Regulations (FAR) codified at Title 48 C.F.R., Chapter 1 or the Health Services Acquisition Regulations (HSAR) codified at Title 48 C.F.R., Chapter 3.

“Cooperative Agreement” means a Funding Agreement that is a species of a Grant, whereby the funding Federal agency intends to be substantially involved in carrying out the research program.

“CTA” means Clinical Trial Agreement.

“CTEP” means the Cancer Therapy Evaluation Program, DCTD, NCI, a program within NCI which plans, assesses and coordinates all aspects of clinical trials including extramural clinical research programs, internal resources, treatment methods and effectiveness, and compilation and exchange of data.

“DTP” means Developmental Therapeutics Program, DCTD, NCI, the program within the NCI which coordinates preclinical development of agents to be evaluated in DCTD-sponsored clinical trials.

“DCTD” means Division of Cancer Treatment and Diagnosis, NCI.

“FDA” means U.S. Food and Drug Administration.

“Funding Agreement” means a Contract, Grant, or Cooperative Agreement entered into between a Federal agency and another party for the performance of experimental, developmental or research work funded in whole or in part by the Federal Government.

“Grant” means a Funding Agreement that is an award of financial assistance which may be provided for support of basic research in a specific field of interest to the funding Federal agency.

“Multi-Party Data” means clinical data from clinical studies sponsored by NCI pursuant to CTAs or CRADAs, where such data are collected under protocols involving combinations of investigational agents from more than one CTA or CRADA collaborator.

“Protocol Review Committee” (or “PRC”) means the CTEP/DCTD committee that reviews and approves studies involving NCI investigational agents and/or activities supported by NCI.

3.7                                 Investigational New Drug Applications.

3.7.1                        DCTD, NCI, as indicated in the Research Plan, will prepare and submit an IND and all Clinical Investigators participating in DCTD-sponsored clinical trials must have completed registration documents on file (1572 forms) with CTEP.

3.7.2                        To support the DCTD IND, Collaborator agrees to provide  DCTD background data and information necessary to support the IND. Collaborator further agrees to provide a letter of cross-reference to all pertinent regulatory filings including an IND and/or DMF sponsored by Collaborator. Collaborator’s employees will be reasonably available to respond to inquiries from the FDA regarding information and data contained in the Collaborator’s IND, DMF, other filings, or other information and data provided to  DCTD by the Collaborator pursuant to this Article 3. If  DCTD has provided information or data to assist Collaborator in its IND filing,  DCTD  will provide a letter of cross reference to its IND and respond to inquiries related to information provided by  DCTD, as applicable.

3.7.3                        If Collaborator supplies Confidential Information to  DCTD in support of an IND filed by  DCTD, this information will be protected in accordance with the corresponding confidentiality provisions of Article 8.

3.7.4                        Collaborator may sponsor its own clinical trials and hold its own IND for studies performed outside the scope of this CRADA. These studies, however, should not adversely affect the ability to accomplish the goal of the Research Plan, for example, by competing for the same study population. All data from those clinical trials are proprietary to Collaborator for purposes of this CRADA.

3.7.5                        In the event that Canadian institutions are participating on DCTD-sponsored clinical trials, Collaborator will need to assist in the submission of the regulatory documents to the Canadian Health Products and Food Branch to allow for such participation. This may include a letter of cross-reference to an existing Clinical Trials Application (CTA) or a DMF, including supporting documentation on the production of the Investigational Agent. The forms and procedures for preparing Canadian CTAs are available at http://www.hc-sc.gc.ca/hpfb-dgpsa/index_e.html.

3.8                                 Investigational Agent Information and Supply. Collaborator agrees to provide  DCTD without charge and on a schedule that will ensure adequate and timely performance of the research, a sufficient quantity of formulated and acceptably labeled, clinical-grade  Investigational Agent (and, as required by the Protocol(s), Placebo) to complete the clinical trial(s) agreed to and approved under this CRADA. Collaborator will provide a Certificate of Analysis to  DCTD for each lot of the  Investigational  Agent provided. It is understood that DCTD shall take responsibility for and reasonable steps to maintain appropriate records and assure appropriate supply, handling storage, distribution and usage of these materials in accordance with the terms of this Agreement, the Protocol(s) and any applicable laws and regulations relating thereto.

Collaborator agrees to supply sufficient inventory to ensure adequate and timely supply of Investigational Agent for mutually agreed upon Protocol(s). DCTD will provide updated  forecasts of amounts of Investigational Agent anticipated for ongoing and anticipated studies.  Collaborator further agrees to provide draft Investigational Agent labels to the NCI Pharmaceutical Management Branch (PMB) for review and agrees to reasonable labeling revisions to comply with DCTD label guidelines. NCI NSC (National Service Center) numbers will be required to be on the label of Investigational Agent for all DCTD-sponsored clinical trials.

Furthermore, Collaborator agrees to provide without charge Investigational Agent or unformulated analytical grade Investigational Agent or metabolites, if available, to DCTD to supply to NCI investigators for the development of mutually agreed upon analytical assays, ancillary correlative studies and pre-clinical studies conducted in conjunction with DCTD-sponsored protocols.

Collaborator agrees to allow Investigational Agent to be distributed to NCI investigators for mutually agreeable preclinical studies designed to enhance the basic understanding and development of Investigational Agent. These will include preclinical studies designed to support clinical trials in pediatric patients; preclinical combination studies to provide data in support of a clinical trial and other pertinent requests. All NCI investigators will sign Material Transfer Agreements (MTAs) that acknowledge the proprietary nature of the Investigational Agent to Collaborator and include intellectual property and publication provisions consistent with those in this Agreement and for clinical trials.

For many investigational agents for which NCI collaborates in development, NCI will undertake non-clinical studies to enhance the understanding of the mechanism of action of the investigational agent and its targets such as, but not limited to, the development of assays to detect target modulation, biomarker studies, and pharmacodynamics in conjunction with the conduct of clinical studies sponsored by DCTD. Collaborator agrees to provide Investigational Agent to DCTD for these non-clinical studies. A general plan for the non-clinical studies of the Investigational Agent will be established by the Steering Committee. Manuscripts and presentations related to non-clinical studies will be handled in accordance with Article 8.7 of this CRADA.

Collaborator agrees to provide to the PMB the Investigator’s Brochure (IB) for Investigational Agent and all subsequent revisions/editions. In addition to being filed to the CTEP IND, the IB will be on file in the PMB and will be distributed to all investigators participating on a clinical trial using the Investigational Agent. Distribution will be accompanied by a statement about the confidentiality of the document and it is anticipated that distribution will be electronic. All electronic distribution will be done using Adobe Acrobat PDF. Any IB received by the PMB that is not in this format will be converted before distribution. Hard copy IBs should be sent to IB Coordinator, Pharmaceutical Management Branch, CTEP, DCTD, NCI, 6130 Executive Blvd, Room 7149, Rockville, MD 20852. Electronic versions should be emailed to the IB Coordinator at IBCoordinator@mail.nih.gov.

3.9                                 Investigational Agent Delivery and Usage. Collaborator will ship the  Investigational Agent and, if required, Placebo to  NCI or its designee in containers marked in accordance with 21 C.F.R. § 312.6.  NCI agrees that the Clinical Investigators will keep appropriate records and take reasonable steps to ensure that the  Investigational Agent is used in accordance with the Protocol(s) and applicable FDA regulations. In addition,  NCI agrees that the  Investigational Agent (and all Confidential Information supplied by Collaborator relating to the  Investigational Agent) will be used solely for the conduct of the CRADA research and development activities. Furthermore,  NCI agrees that no analysis or modification of the  Investigational Agent will be performed without Collaborator’s prior written consent. At the completion of the Research Plan, any unused quantity of  Investigational Agent will be returned to Collaborator or disposed as directed by Collaborator.   The contact person. for NCI will be Mr. Charles Hall, Chief, Pharmaceutical Management Branch (Telephone Number 301-496-5725) and the Collaborator contact will be XXXXXX (Telephone Number XXXXX).

3.10                           Monitoring.

3.10.1                  DCTD, NCI will be primarily responsible for monitoring clinical sites and for assuring the quality of all clinical data, unless otherwise stated in the Research Plan. Monitoring will comply with FDA Good Clinical Practice (International Conference on Harmonisation (ICH) E6: “Good Clinical Practice: Consolidated Guidance; 62 Federal Register 25, 691 (1997)).

3.10.2                  Subject to the restrictions in Article 8 concerning IPI, and with reasonable advance notice and at reasonable times,  DCTD will permit Collaborator or its designee(s) access to clinical site(s) to monitor the conduct of the research, as well as to audit source documents containing Raw Data, to the extent necessary to verify compliance with FDA Good Clinical Practice and the Protocol(s).

3.11                           FDA Meetings/Communications. All formal meetings with the FDA concerning any clinical trial within the scope of the Research Plan will be discussed by Collaborator and ICD in advance. Each Party reserves the right to take part in setting the agenda for, to attend, and to participate in these meetings. The Sponsor will provide the other Party with copies of FDA meeting minutes, all transmittal letters for IND submissions, IND safety reports, formal questions and responses that have been submitted to the FDA, Annual Reports, and official FDA correspondence, pertaining either to the INDs under this CRADA or to the Clinical Investigators on Protocols performed in accordance with the Research Plan, except to the extent that those documents contain the proprietary information of a third party or dissemination is prohibited by law.

Add a new Article 3.12 as follows:

3.12                           Steering Committee and CRADA Research. The Parties agree to establish a Steering Committee comprising at least the CRADA Principal Investigators to conduct and monitor the research of the Investigational Agent in accordance with the CRADA Research Plan. Members of the Steering Committee shall continue to remain employed by their respective employers under their respective terms of employment.

Investigational Agent’s development under the CRADA Research Plan shall be a collaborative undertaking by Collaborator and NCI. Details of this development beyond those set forth in the CRADA Research Plan shall be formulated and/or discussed in Steering Committee meeting(s) before implementation of large-scale or resource intensive studies. The clinical development plans formulated by the Steering Committee shall be implemented either intramurally at the NCI or extramurally under NCI-sponsored Funding Agreements.

Additional CRADA information, including Steering Committee meeting reports, Protocol Review Committee records, clinical trial protocols, Institutional Review Board approval information, IND and general regulatory information, and preclinical and clinical data in NCI’s possession and control shall remain on file with NCI.

Add a new Article 3.13 as follows:

3.13                           Clinical Protocols. Clinical protocol Letters of Intent (LOI) or concepts for each study within the scope of the CRADA Research Plan will be solicited by CTEP from selected intramural and extramural Clinical Investigators. Clinical protocols from each DCTD- and Collaborator-approved LOI or concept will describe in detail the research to be conducted at each center and must be submitted to the Protocol Review Committee (PRC) for review and approval prior to implementation. Each clinical protocol received by NCI will be forwarded electronically to Collaborator for review and comment approximately two weeks before it is reviewed by the PRC. Comments from Collaborator received by CTEP before the PRC meeting will be discussed by the PRC, will be given due consideration, and will be incorporated into the protocol, absent good cause. Comments from either Collaborator or the CTEP staff that are agreed upon in the PRC meeting will be formatted as a consensus review, which is returned to the Clinical Investigator for necessary and/or suggested changes before the protocol can be given final approval and submitted to the FDA. A copy of the final approved protocol will be forwarded to Collaborator within 24 to 48 hours of its submission to the FDA.

4.2                                 Final Research and Development Reports. The Parties will exchange final reports of their results within six (6) months after the expiration or termination of this CRADA. These reports will set forth the technical progress made; any publications arising from the research; and

the existence of invention disclosures of potential CRADA Subject Inventions and/or any corresponding Patent Applications. Abstracts and publications provided to CTEP by investigators and further provided by CTEP to Collaborator will fulfill this final report obligation.

4.4                                 Safety Reports.  DCTD shall report all serious and/or unexpected Adverse Events to FDA in accordance with the reporting obligations of 21 CFR 312.32 and will, within 24 to 48 hours of notification to FDA, forward all such reports to Collaborator. All other Adverse Event reports received by DCTD shall be reported to the FDA consistent with 21 CFR 312.32 and 312.33. In the event that Collaborator informs the FDA of any serious and/or unexpected Adverse Events, Collaborator must notify the NCI at the same time by sending the reports to CTEPSupportAE@tech-res.com. NCI will then notify the Clinical Investigator(s) conducting studies under DCTD-sponsored protocols, if appropriate.

4.5                                 Annual Reports.  DCTD will provide  Collaborator a copy of the Annual Report concurrently with the submission of the Annual Report to the FDA. Annual Reports will be kept confidential in accordance with Article 8. Collaborator will provide DCTD with a copy of its Annual Report to the FDA if Collaborator is sponsoring studies of Investigational Agent under its own IND.

7.2                                 Collaborator’s License Option to CRADA Subject Inventions. With respect to Government rights to any CRADA Subject Invention made solely by an ICD employee(s) or made jointly by an ICD employee(s) and a Collaborator employee(s) for which a Patent Application was filed, PHS hereby grants to Collaborator an exclusive option to elect an exclusive, or co-exclusive, if applicable, or nonexclusive commercialization license. The option to elect a co-exclusive license shall apply when a CRADA Subject Invention is also a CRADA Subject Invention under another CRADA resulting from mutually agreed upon studies as described in Article 8.9 and the field of use of this co-exclusive license shall be to the use of the combination of the Investigational Agent with another agent(s) commensurate with the scope of the Research Plan. The license will be substantially in the form of the appropriate model PHS license agreement and will fairly reflect the nature of the CRADA Subject Invention, the relative contributions of the Parties to the CRADA Subject Invention and the CRADA, a plan for the development and marketing of the CRADA Subject Invention, the risks incurred by Collaborator, and the costs of subsequent research and development needed to bring the CRADA Subject Invention to the marketplace. The field of use of the license will not exceed the scope of the Research Plan.

7.6                                 Third Party License. Pursuant to 15 U.S.C. § 3710a(b)(1)(B), if PHS grants Collaborator an exclusive, or co-exclusive, license to a CRADA Subject Invention made solely by an ICD employee or jointly with a Collaborator employee, the Government will retain the right to require Collaborator to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive sublicense to use the CRADA Subject Invention in Collaborator’s licensed field of use on terms that are reasonable under the circumstances; or, if Collaborator fails to grant a license, to grant a license itself. The exercise of these rights by the Government will only be in exceptional circumstances and only if the Government determines (i) the action is necessary to meet health or safety needs that are not reasonably satisfied by Collaborator, (ii) the action is necessary to meet requirements for public use specified by federal regulations, and such requirements are not reasonably satisfied by Collaborator; or (iii) Collaborator has failed to comply with an agreement containing provisions described in 15 U.S.C. § 3710a(c)(4)(B). The determination made by the Government under this Paragraph is subject to administrative appeal and judicial review under 35 U.S.C. § 203(2).

8.7                                 Publication. The Parties are encouraged to make publicly available the results of their research and development activities. Before  Collaborator or NCI submits a paper or abstract for publication  about a CRADA Subject Invention, CRADA Data, or CRADA Materials, the other Party will have thirty (30) days to review proposed manuscripts and three (3) days to review proposed abstracts to assure that Confidential Information is protected. Either Party may request in writing that  a proposed publication  be delayed for up to thirty (30) additional days as necessary to file a Patent Application. Manuscripts to be submitted for publication by NCI investigators will be sent to NCI’s Regulatory Affairs Branch [anshers@mail.nih.gov] for forwarding to Collaborator for review as soon as they are received and in compliance with the timelines outlined above. Abstracts to be presented by NCI investigators will be sent to NCI’s Regulatory Affairs Branch [anshers@mail.nih.gov] for forwarding to Collaborator as soon as they are received, preferably no less than three days prior to submission, but prior to presentation or publication, to allow for preservation of U.S. or foreign patent rights.

8.8                                 Clinical Investigators’ Research and Development Activities. In pursuing the development of Investigational Agent pursuant to this CRADA, NCI may utilize contractors and extramural investigators that are not NCI employees for part or all of the completion of this Research Plan, which may cover pre-clinical, non-clinical and clinical studies, through Funding Agreements. Participation in DCTD-sponsored clinical trials by these investigators shall be determined after competitive solicitation and review of Protocol Letters of Intent (LOIs) and study protocols by CTEP, NCI. All Funding Agreements for the conduct of extramural clinical trials will include the Intellectual Property Option to Collaborator Terms of Award Addition offering Collaborator first rights of negotiation to extramural inventions (web site:  http://ctep.cancer.gov/industry). Although this CRADA does not grant to Collaborator any rights to Inventions made or Raw Data generated by  NCI’s contractors or grantees, as they are not parties to this CRADA,  NCI agrees that:

8.8.1                        Subject to the other provisions of Article 8 of this CRADA,  NCI will maintain, to the extent permitted by law, all Clinical Data in  NCI’s Possession and Control as Confidential Information, and make them available to Collaborator for its own use and for exclusive use in obtaining regulatory approval for the commercial marketing of  Investigational Agent and related CRADA Subject Inventions. Similarly, NCI will also maintain, to the extent permitted by law, all data generated in preclinical and non-clinical studies that are in NCI’s possession and control as Confidential

Information, and make them available to Collaborator for its own use and for exclusive use in obtaining regulatory approval for the commercial marketing of Investigational Agent and related CRADA Subject Inventions. Collaborator will not publish any such data provided under the CRADA without NCI’s permission. Accordingly, said data shall not be transferable by Collaborator to any third party, except to Collaborator affiliates and development partners, without the written permission of the NCI. Following NCI’s permission, the third party shall enter into a Confidential Disclosure Agreement with the NCI and Collaborator, if requested by NCI, before any data can be transferred.

8.8.2                        With regard to Collaborator’s Confidential Information,  NCI will require the Clinical Investigators to agree to confidentiality provisions at least as restrictive as those provided in this CRADA and to Collaborator’s use of data in accordance with Paragraph 8.8.1 for obtaining regulatory approval for marketing  Investigational Agent.

8.8.3                        If Collaborator wants access to Raw Data or any other data in the possession of the Clinical Investigators working with  Investigational Agent under a Funding Agreement or other agreements, Collaborator must first contact the  Regulatory Affairs Branch (RAB), CTEP, NCI [Telephone 301-496-7912; anshers@mail.nih.gov]. Subsequent to authorization by RAB, Collaborator may directly contact the Clinical Investigators. Collaborator will bear any costs associated with Raw Data provided in formats customized for Collaborator, which costs will be paid by Collaborator directly to the Clinical Investigators.

8.8.4                        Collaborator’s right to access Clinical Data in  NCI’s Possession and Control under Paragraph 8.8 is dependent upon Collaborator’s continued development and commercialization of Investigational Agent, If Collaborator fails to continue development or commercialization of Investigational Agent without the transfer of its development efforts to another party within ninety (90) days of discontinuation,  NCI has the right to make Clinical Data in  NCI’s Possession and Control available to a third party.

Add a new Article 8.9 as follows:

8.9                                 Multi-Party Data Rights. For clinical protocol(s) where Investigational Agent is used in combination with another investigational agent supplied to NCI pursuant to a CTA or CRADA between NCI and an entity not a Party to this CRADA [hereinafter referred to as “Third Party”], the access and use of Multi-Party Data by the Collaborator and Third Party shall be co-exclusive as follows:

8.9.1                        NCI will provide both Collaborator and Third Party with notice regarding the existence and nature of the agreements governing their collaborations with NIH, the design of the proposed combination protocol(s), and the existence of any obligations that might restrict NCI’s participation in the proposed Combination protocols.

8.9.2                        Collaborator shall agree to permit use of the Multi-Party Data from these trials by Third Party to the extent necessary to allow Third Party to develop, obtain regulatory approval for, or commercialize its own investigational agent(s). However, this provision will not apply unless Third Party also agrees to Collaborator’s reciprocal use of Multi-Party Data.

8.9.3                        Collaborator and Third Party must agree in writing prior to the commencement of the combination trial(s) that each will use the Multi-Party Data solely for the development, regulatory approval, and commercialization of its own investigational agent(s).

Add a new Article 8.10 as follows:

8.10                           Access, review and receipt of Identifiable Private Information. Collaborator access to and review of Identifiable Private Information shall be only for on-site quality auditing. Collaborator will receive Identifiable Private Information only if necessary for purposes of satisfying FDA or other health authorities’ reporting requirements, and for internal research purposes, directly related to obtaining regulatory approval of Investigational Agent. Collaborator is prohibited from access, review, receipt, or use of such information for other purposes. All IRB approved protocols and informed consent documents related to this research project will clearly describe this practice. If the Collaborator will have access to Identifiable Private Information, the protocol and the informed consent must clearly state (i) the existence of the Collaborator; (ii) the Collaborator’s access to Identifiable Private Information, if any; and (iii) the extent to which confidentiality will be maintained. For clinical protocol(s) involving a third party, the other party’s access, review, receipt, or use of Identifiable Private Information shall be subject to the same limitations as described in this Article 8.10.

10.6                           Collaborator Failure to Continue Development. If Collaborator suspends development of the  Investigational Agent without the transfer of its active development efforts, assets, and obligations to a third party within ninety (90) days of discontinuation, Collaborator agrees that ICD may continue developing the  Investigational Agent. In that event, the following will apply:

10.6.1                  Collaborator agrees to transfer to ICD all information necessary to enable ICD to contract for the manufacture of the  Investigational Agent and, unless abandoned for reasons relating to safety as determined by the data safety monitoring board, to provide the  Investigational Agent (and Placebo, if any) in Collaborator’s inventory to ICD or arrange for an independent contractor to manufacture and provide Investigational Agent to NCI for two years or until the completion of ongoing mutually agreed to studies.

10.6.2                  Further, Collaborator hereby grants to ICD a nonexclusive, irrevocable, world-wide, paid-up license to practice, or have practiced for or on behalf of the Government, any Background Invention that Collaborator may currently have or will obtain on the  Investigational Agent, its manufacture, or on any method of using the  Investigational Agent for the indication(s) described in the Research Plan, including the right to sublicense to third parties.

13.9                           Independent Contractors. The relationship of the Parties to this CRADA is that of independent contractors and not agents of each other or joint venturers or partners. Each Party will maintain sole and exclusive control over its personnel and operations. If Collaborator elects to perform any portion of the Research Plan through a contractor or consultant, Collaborator agrees to incorporate into such contract all provisions necessary to ensure that the work of such contractor or consultants is governed by the terms of the CRADA, including, but not limited to a provision for the assignment of inventions of the contractor or consultant to the Collaborator.

13.12                     Export Controls. Collaborator agrees to comply with U.S. export law and regulations, including 21 U.S.C. 382 and 21 CFR Part 312.110. If Collaborator has a need to transfer any CRADA Materials made in whole or in part by ICD, or ICD Materials, or ICD’s Confidential Information to a person located in a country other than the United States, to an Affiliate organized under the laws of a country other than the United States, or to an employee of Collaborator in the United States who is not a citizen or permanent resident of the United States, Collaborator will acquire any and all necessary export licenses and other appropriate authorizations.

13.14                     Survivability. The provisions of Paragraphs [3.3, 3.4, 3.8, 4.2, 4.3, 4.4, 5.3, 5.4, 6.1-9.2, 10.3-10.6, 11.1, 11.2, 12.1-12.3, 13.1-13.3, 13.7, 13.10 and 13.14] will survive the expiration or early termination of this CRADA.